PROMISSORY NOTE

US$65,000.00	September 28, 2012

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation, a Nevada Corporation, (“Innolog” or “Maker”), with principal executive offices are located at 4000 Legato Road, Suite 830, Fairfax, Virginia 22033, promises to pay to Michael Kane (the “Payee”), at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of SIXTY-FIVE THOUSAND and 00/100 United States dollars ($65,000.00) (the “Principal Amount” as further defined herein) in accordance with this secured promissory note (the “Note”) under the terms set forth herein. This Note is being entered into in connection with other similar Notes (collectively, the “Reliant Collateral Notes”). The loans pursuant to the Reliant Collateral Notes are being made to provide funds for the Maker to post collateral for a loan from Reliant Bank to several individuals, the proceeds of which are being used to directly or indirectly benefit Maker.

1.	Principal Amount:

The Principal Amount is SIXTY-FIVE THOUSAND and 00/100 dollars ($65,000.00) (“Principal Amount”).

2.	Maturity Date/Pre-payment:

The maturity date (“Maturity Date”) is December 28, 2012; provided, however, that Maker shall make the following payments: $15,000 on or before October 8, 2012, $25,000 by November 8, 2012 and $25,000 by December 8, 2012. This Note may be prepaid in whole or in part at any time without any penalty. Payments shall be applied first to principal and then to interest.

3.	Rate of Interest/Fee:

Instead of any “interest,” Maker shall pay to Payee a flat fee (“Fee”) of a warrant to purchase 132,000 shares of common stock of Maker, exercisable within five years of the date hereof with a strike price of $0.01 per share. The terms of such warrant shall be the same standard terms as similar warrants previously issued by Maker.

4.	Security

Maker shall cause its wholly owned subsidiary, Innovative Logistics Techniques, Inc., to grant to Holder a security interest in the following accounts receivable of Innovative Logistics Techniques, Inc.:

DFAS-IN/BVD/IN, Prime # W91WAW-09-C-0173 Contract Name: ODCSLOG; Account Number 5030-116 referred to by Maker as the “Army Receivable”

and the proceeds therefrom from time to time (the “Collateral”). Holder understands and agrees that such Collateral may be pledged to one or more other parties that may have a prior claim in such Collateral.

5.	Events of Default

The following shall constitute Events of Default hereunder:

(a)       If Maker defaults in the payment of any amount due on this Note when due; and

(b)       If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

6.	Remedies

(a)       Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)       If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including attorneys fees.

(c)       Upon an event of default, all amounts outstanding shall bear interest at the default interest rate of eight percent 8% per annum simple interest until paid in full.

7. Miscellaneous

(a)       This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)       This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns. Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent and Payee may not assign its interests hereunder without Maker’s prior written consent.

(c)       Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)       None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

IN WITNESS WHEREOF, intending to be legally bound, Maker has caused this Promissory Note to be executed as of the day and year first above written by its duly authorized and empowered officer or representative.

Innolog Holdings Corporation, Maker

By:
William P. Danielczyk, Chairman
Or by: Eric Wagner, Authorized Representative

ACKNOWLEDGED AND AGREED
With Respect to Security Interest

Innovative Logistics Techniques, Inc.

By:
Richard Stewart,
President

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